Exhibit 10.33

AMENDMENT AGREEMENT NO. 2

THIS AGREEMENT made the 1st day of August, 2004

BETWEEN:

BULLDOG TECHNOLOGIES INC., a body corporate with offices at 301 - 11120 Horseshoe Way, Richmond, British Columbia, Canada

(the “Company”)

AND:

JAMES MCMILLAN, an individual currently residing at 120 Kerryhill Crescent, RR1, Dunrobin, Ontario, Canada, K0A 1T0

(the “Employee”)

WHEREAS:

A.     The Company and the Employee entered into an Employment Agreement, dated July 7, 2004 (the “Employment Agreement”), pursuant to which the Employee was to receive stock options, the exercise price of which is stated to be equal to the closing bid price of the common stock on the date of the Employment Agreement;

B.     The Company and the Employee have agreed to that both parties intended that the exercise price of the stock options was supposed to be equal to the closing bid price of the common stock on the date the grant of such stock options is approved by the Company’s Board of Directors; and

C.     The Company and the Employee have agreed to amend the terms of the Employment Agreement to reflect the fact that the exercise price of the stock options was supposed to be equal to the closing bid price of the common stock on the date the grant of such stock options is approved by the Company’s Board of Directors.

NOW THEREFORE THIS AGREEMENT witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 7.01 of the Employment Agreement is deleted and replaced with the following:

“Pursuant to the terms of a separate stock option agreement to be executed and delivered by you and Bulldog as soon as practicable following your acceptance of this Employment Agreement, Bulldog shall grant to you stock options to acquire 600,000 shares of Bulldog, at the exercise price per share which is equal to the closing bid price of the common stock on the date the grant of such stock options is approved by Bulldog’s Board of Directors, vesting as to 50,000 immediately with the remaining 550,000 vesting at the rate of 15,278 shares per month, until all shares are vested. In addition, upon the announcement of a takeover bid for all of the outstanding shares of common stock of Bulldog, all stock options will vest immediately. You agree and acknowledge that the stock options will be issued under Bulldog’s 2004 Stock Option Plan.”

2.	The Company and the Employee each acknowledge and agree that all other provisions of the Employment Agreement remain in full force and effect.

3.	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.	Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

5.	This Agreement will be governed by and construed in accordance with the law of British Columbia.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BULLDOG TECHNOLOGIES INC.	JAMES MCMILLAN
/s/ John Cockburn	/s/ James McMillan
Name: John Cockburn	Name: James McMillan
Title: President and CEO	Title: Chief Operating Officer
Date: August 23, 2004	Date: August 20, 2004